Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Grand Canyon Education, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333‑155973, 333‑165019, 333‑179611, and 333-218740) on Form S-8 of Grand Canyon Education, Inc. of our reports dated February 20, 2019, with respect to the consolidated balance sheets of Grand Canyon Education, Inc. as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of Grand Canyon Education, Inc.

Phoenix, Arizona
February 20, 2019